Exhibit 10.7

Fox Chase Bank

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this 6th day of July, 2005 (the “Agreement”), by and between FOX CHASE BANK, a federally-chartered savings bank (the “Bank”), and JERRY D. HOLBROOK (“Executive”).

WITNESSETH

WHEREAS, Executive has accepted employment with the Bank in a position of substantial responsibility;

WHEREAS, the Bank and Executive wish to set forth the terms and conditions of Executive’s employment;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1. Employment. The Bank will employ Executive as Executive Vice President and Chief Financial Officer of the Bank. Executive will perform all duties and shall have all powers commonly incident to such offices or which, consistent with those offices, the Chief Executive Officer delegates to Executive.

2. Location and Facilities. The Bank will furnish Executive with the working facilities and staff customary for the positions of the Executive Vice President and Chief Financial Officer. The Bank will locate the office and staff of Executive at the principal administrative offices of the Bank.

3. Term.

a.	The term of this Agreement shall include (i) initial term, consisting of the period commencing on July 6, 2005 (the “Effective Date” and ending on December 31, 2008 plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.	Beginning on January 1, 2006, the disinterested members of the Board may extend the term of this Agreement for an additional year so that the remaining term of the Agreement becomes thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice of his intentions in accordance with Section 17 of this Agreement. Each year, the Board will review Executive’s performance for purposes of determining whether to extend the term of this Agreement and will include the rationale and results of its review in the minutes of its meeting. Executive shall receive notice as soon as possible after such review as to whether the Agreement will be extended for an additional year.

4. Base Compensation.

a.	The Bank agrees to pay the Executive an annual base salary of $200,000, payable in accordance with the customary payroll practices of the Bank.

b.	Each year, the Board will review the level of Executive’s base salary, based upon factors they deem relevant, in order to determine whether to maintain or increase Executive’s base salary.

5. Bonuses. Executive shall have a bonus opportunity up to $25,000 in 2005 and $50,000 in 2006. Said bonus shall be determined by the Board in its sole discretion based on such factors relating to the performance of Executive and the Bank as the Board deems appropriate. Thereafter, Executive will participate in discretionary bonuses or other incentive compensation programs the Bank may sponsor or award from time to time to other senior management employees on such terms as the Board may establish.

6. Benefit Plans. Executive will participate in the employee benefits plans (retirement, medical, dental, life, disability, etc.) the Bank maintains for the benefit of its employees on the same terms as other employees.

7. Vacation and Leave. Executive may take up to five (5) weeks vacation leave annually and other leave in accordance with the Bank’s general personnel policies.

8. Expense Payments and Reimbursements. The Bank will reimburse Executive for all reasonable and documented out-of-pocket business expenses incurred in connection with his services under this Agreement. Executive must substantiate the payment of all expenses in accordance with applicable policies of the Bank.

9. Loyalty and Confidentiality.

a.	During the term of this Agreement, Executive shall: (i) devote all his business time, attention, skill, and efforts to the faithful performance of his duties as Executive Vice President and Chief Financial Officer of the Bank; provided, however, that from time to time, Executive may serve on the board of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of their affiliates, and that will not unfavorably affect the performance of Executive’s employment duties, and that will not violate any applicable statute or regulation. Executive shall not engage in any business or activity contrary to the business affairs or interests of the Bank.

b.	Nothing contained in this Agreement prevents or limits Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.	Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank which he gains or of which he becomes aware during the course of his employment with the Bank. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information not generally known to the public, nor shall he use the information in any way other than for the benefit of the Bank.

10. Termination and Termination Pay. Executive or the Bank may terminate Executive’s employment under the following circumstances:

a.	Death. Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive’s estate shall receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. This Agreement shall terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise.

c.	Disability.

i.	The Board or Executive may terminate Executive’s employment after having determined Executive has suffered a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if no such benefits exist, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of at least one hundred eighty (180) consecutive days). The Board, in good faith, shall determine whether or not Executive becomes and continues to be permanently disabled for purposes of this Agreement, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate (copies of which shall promptly be provided to Executive and/or his designated representative).

ii.	In the event of his Disability, Executive shall no longer be obligated to perform services under this Agreement. The Bank will pay Executive, as Disability pay, an amount equal to two-thirds (2/3) of Executive’s weekly rate of base salary in effect as of the date of his termination of employment due to Disability. The Bank will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65; or (D) the date the Agreement would have expired had Executive’s employment not terminated by reason of Disability. The Bank will reduce Disability pay otherwise due to Executive under this provision by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank. In addition, during any period of Executive’s Disability, the Bank shall continue to provide Executive and his dependents, to the greatest extent possible, all benefits (including, without limitation, benefits under retirement plans and medical, dental and life insurance plans) provided to Executive and his dependents prior to his Disability, on the same terms as if Executive remained actively employed by the Bank.

d.	Termination for Cause.

i.	The Board, by written notice to Executive in the form and manner specified in this paragraph, may immediately terminate Executive’s employment at any time, for “Cause.” Executive shall have no rights to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform duties under this Agreement;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

ii.	Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Bank has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), Executive was guilty of the conduct described above and specifying the particulars of his conduct.

e.	Voluntary Termination by Executive. In addition to his other rights to terminate employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, Executive will receive only his compensation, vested rights and employee benefits up to the date of his termination.

f.	Without Cause.

a.	In addition to termination pursuant to Sections 10(a) through 10(e), the Board, may, upon providing written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”).

b.	In the event of his termination of employment under this Section 10(f), Executive shall continue to receive his annual base salary for the then remaining term under this Agreement.

The severance benefit payable under this Section 10(f) shall be payable over the applicable period in accordance with the Bank’s customary payroll practices or, at the Executive’s option, in a single lump sum payable within thirty (30) calendar days of his termination date.

g.	Change in Control.

1.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.	Merger: The Bank merges into or consolidates with another entity, or merges another entity into the Bank, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were members of the Bank immediately before the merger or consolidation;

ii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s Board of Directors at the beginning of the two-year period cease for any reason (other than as required by the Order to Cease and Desist dated June 6, 2005 entered into by the Bank with the Office of Thrift Supervision) to constitute at least a majority of the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iii.	Sale of Assets: The Bank sells to a third party all or substantially all of its assets.

2.	If within the period ending one (1) year after a Change in Control, the Bank shall terminate Executive’s employment Without Cause, the Bank shall, in lieu of any other severance payment under this Agreement, provide Executive with a payment equal to the sum of (i) the amount of base salary (at the rate in effect on his termination date) and (ii) cash bonus (determined by reference to the Executive’s highest cash bonus paid or accrued during the 24 months preceding his termination date) the Executive would have received had he continued in the Bank’s employ through the expiration of the then current term of the Agreement.

In addition, the Bank shall provide Executive with (i) an additional payment equal to the amount the Bank would have contributed, allocated or accrued on Executive’s behalf over the remaining term of the Agreement with respect to any Bank-sponsored tax-qualified retirement plan or nonqualified executive compensation program (including any supplemental retirement, deferred compensation, phantom equity or similar plan) in which Executive participated at his termination date (determined by reference to the average annual amount contributed, allocated or accrued on Executive’s behalf over the 24 months preceding his termination date or such lesser period as Executive has been employed) and (ii) health (including medical and dental) and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives at the time of his termination of employment. In the event that the Bank is unable to provide such coverage by reason of Executive no longer being an employee, the Bank shall provide Executive with comparable coverage on an individual policy. The medical, dental and life insurance coverage or other benefit arrangement provided under this Section 10(g) shall cease upon the earlier of: (i) Executive’s death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of this Agreement.

The payments, if any, to which Executive is entitled under this Section 10(g) shall be paid in a lump sum not later than thirty (30) calendar days after his termination date.

11. Indemnification and Liability Insurance.

a.	Indemnification. The Bank agrees to indemnify Executive (and his heirs, executors, and administrators) under this Agreement, and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he becomes involved by reason of his service as a director or Executive of the Bank (whether or not Executive continues to serve as a director or Executive at the time of incurring the expenses or liabilities). Covered expenses and liabilities include, without limitation, judgments, court costs, attorneys’ fees and the costs of reasonable settlements (subject to Board approval), provided legal action is brought against Executive in his capacity as an Executive or director of the Bank or any of its subsidiaries. Indemnification for expenses shall not extend to matters related to Executive’s termination for “Cause.” Notwithstanding anything in this Section 11(a) to the contrary, the Bank shall not be required to provide any indemnification otherwise prohibited by applicable law or regulation. The obligations of this Section 11(a) shall survive the term of this Agreement (including extensions thereof) by a period of six (6) years.

b.	Insurance. During the period in which the Bank must indemnify Executive, the Bank, at its expense, will arrange for Executive’s coverage (and his heirs, executors, and administrators) under a directors’ and executives’ liability policy at least equivalent to the insurance coverage provided to directors and other senior executives of the Bank.

12. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, that Executive incurs in connection with his successful enforcement of the Bank’s obligations under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement: as a result of court order; or otherwise following an initial failure by the Bank to pay such money or take such action promptly following receipt of a written demand from Executive stating the reason that the Bank must make payment or take action under this Agreement.

13. lnjunctive Relief. Upon a breach or threatened breach of the prohibitions upon disclosure contained in Section 9(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties to this Agreement further agree that Executive, without limitation, may seek injunctive relief to enforce the Bank’s obligations under this Agreement.

14. Source of Payments. All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank. Since the Bank has contracted for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties hereunder without first obtaining the written consent of the Bank.

16. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment under this Agreement shall be offset or reduced by any compensation or benefits provided to Executive in any subsequent employment.

17. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business office and to Executive at his home address as maintained in the records of the Bank.

18. No Plan Created by this Agreement. Executive and the Bank expressly declare and agree that this Agreement was negotiated between them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any party who makes such an assertion in any judicial or administrative filing, hearing, or process shall have materially breached this Agreement upon making the assertion.

19. Amendments. No amendments or additions to this Agreement will bind the parties unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

20. Applicable Law. Except to the extent preempted by federal law, Pennsylvania law shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

21. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.

22. Headings. Headings contained in this Agreement are for convenience of reference only.

23. Entire Agreement. This Agreement, together with any understanding or modifications agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.

24. Required_Provisions. In the event any of the following provisions of this Section 24 are in conflict with the terms of this Agreement, this Section 24 shall prevail.

a.	The Board may terminate Executive’s employment at any time, but any termination by the Board, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 10 of this Agreement.

b.	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.	All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee) or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Sec.1828(k) and 12 C.F.R. Sec. 545.121 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Attest:	FOX CHASE BANK

/s/ Mary Regnery	By:	/s/ Thomas M. Petro
Mary Regnery		Thomas M. Petro

EXECUTIVE

/s/ M. Davenport	By:	/s/ Jerry D. Holbrook
Witness		Jerry D. Holbrook